Exhibit 99.1
American Oil & Gas Appoints Joseph Feiten As Chief Financial Officer
Denver, June 29, 2006 — American Oil & Gas, Inc. (AMEX:AEZ) announces the appointment of Joseph B. Feiten, CPA, MBA as its Chief Financial Officer, effective June 29, 2006.
Mr. Feiten served as CFO for publicly traded Tipperary Corporation from June 2002 until its acquisition by Santos, Ltd in October 2005, for $466 million. Tipperary was a Denver-based independent oil and natural gas exploration, development and production company. Mr. Feiten joined PricewaterhouseCoopers in 1974 and served for eighteen years as a national or global director in its energy & mining program. He is the co-author of the world’s leading reference book on US financial accounting rules for the exploration, development and production of oil and natural gas.
Andrew Calerich, American’s previous CFO, remains as President. Mr. Calerich stated, “We are extremely pleased to have Joe’s experience and expertise added to our management team and we believe that he will be a valuable asset and a major contributor to our future growth plans”
As part of Mr. Feiten’s compensation structure, American granted Mr. Feiten options to purchase 250,000 shares of its common stock at an exercise price of $4.95 per share, which was the closing price of its common stock on the first day of employment. Options for 50,000 shares are immediately exercisable, and options for 40,000 shares become exercisable on each annual anniversary, starting on June 29, 2007 through June 29, 2011.
American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company’s website: www.americanog.com.
This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil and Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenue, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.

Andrew Calerich, President	Neal Feagans, Investor Relations
Phone: 303.991.0173	Feagans Consulting, Inc
Fax: 303.595.0709	303.449.1184
1050 17th Street, Suite 2400
Denver, CO 80265